(Date)

Dear

As you know, Bridge Bank, N.A. (the “Company”) has entered into a Securities Purchase Agreement (the “SPA”), with the United States Department of Treasury (“Treasury”) providing for the Company’s sale of securities to Treasury under the TARP Capital Purchase Program (the “CPP”).

As a participant in the CCP and under the terms of the SPA, the Company is required to ensure that its incentive compensation arrangements meet certain standards and to make changes to its compensation arrangements with its senior executive officers.  In order for the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the SPA, you previously signed (1) a wavier in which you agreed to forego your rights to compensation in excess of that permitted for participants in the CPP and (2) a consent in which you agreed to conforming changes to certain employment and benefit arrangements as approved by the Compensation Committee of the Board of Directors for the purpose of complying with the requirements of the SPA and the CPP.

The recently enacted American Recovery and Reinvestment Act of 2009, as it may be amended from time to time (the “Act”), includes new provisions relating to executive compensation limitations and conditions that may be inconsistent with those to which you have previously agreed.  To comply with these requirements and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:

(1)           No Golden Parachute Payments. The Company is prohibited from paying any golden parachute payment to you during any “Covered Period”. A “Covered Period” is any period during which (A) you are a senior executive officer and (B) Treasury holds an equity or debt position acquired from the Company in the CPP.

(2)           Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to you during a Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3)           No Bonus or Other Incentive Compensation.  During the Covered Period, the Company is prohibited from paying or accruing any bonus, retention award or incentive compensation during the time that you are the most highly compensated employee of the Company with the exception of certain restricted stock awards permitted by the Act.

(4)           Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to give effect to provisions (1), (2) and (3).  For reference, certain affected Benefit Plans are set forth in Appendix A to this letter, but this letter shall amend each Benefit Plan, even if omitted from Appendix A.

(5)           Modification of Bonus or Other Incentive Compensation Programs.  The Company is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company agree to negotiate such changes promptly and in good faith.

(6)           Definitions and Interpretation. This letter shall be interpreted as follows:

“Senior executive officer” means the Company’s “senior executive officers” as defined in subsection 111(a)(1) of EESA as amended by the Act.

“Golden parachute payment” is used with same meaning as in Section 111(a)(2) of EESA as amended by the Act.

“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation issued by the Department of the Treasury.

The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b).

The term “Covered Period” means the period during which any obligation arising from financial assistance provided under TARP remains outstanding.

Provisions (1), (2), (3) and (5) of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA as amended by the Act (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).  The definitions in this letter will be interpreted in a manner consistent with any guidance or regulation issued by the Department of the Treasury.

(5)           Miscellaneous. To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of the State of California.  This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.

The Board appreciates the concessions you are making and looks forward to your continued leadership during these extraordinary times.

Yours sincerely,

Bridge Bank, N.A.

By:
Executive Vice President
Chief Risk Officer

Intending to be legally bound, I agree with and accept the foregoing terms on the date set forth below.

Date:

Appendix A
to Letter Agreement dated         , 2010

List of Benefit Plans